AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2019

REGISTRATION NO. 333-224943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-224943)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAMAR ADVERTISING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	72-1449411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5321 Corporate Boulevard, Baton Rouge, LA	70808
(Address of Principal Executive Offices)	(Zip Code)

2009 Employee Stock Purchase Plan

(Full title of the plan)

Sean E. Reilly

Chief Executive Officer

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(Name and address of agent for service)

(225) 926-1000

(Telephone number, including area code, of agent for service)

Copy to:

Michelle Earley, Esq.

600 Congress Avenue

Suite 2200

Austin, TX 78701

512-305-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer

☐	Non-accelerated filer	☐	Smaller reporting company

		☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Lamar Advertising Company, a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-224943), filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2018 (the “2018 Registration Statement”) with respect to 107,627 shares of the Registrant’s Class A Common Stock, par value $0.001 par value per share (the “Common Stock”), issuable under the 2009 Equity Stock Purchase Plan (the “Prior Plan”) to deregister certain of the securities originally registered pursuant to the 2018 Registration Statement.

On May 30, 2019, the Registrant’s stockholders approved the 2019 Employee Stock Purchase Plan (the “2019 Plan”) effective upon the termination of the Prior Plan. On June 30, 2019 (the “Expiration Date”), the Prior Plan expired by its terms and, in connection therewith, no further awards will be made under the 2009 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2019 Plan includes shares available for issuance but not issued or subject to outstanding awards under the Prior Plan as of the Expiration Date (the “Rollover Shares”).

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2018 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Rollover Shares authorized for issuance pursuant to the 2019 Plan.

The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2019 Plan (as such shares are no longer issuable under the 2009 Plan).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baton Rouge, State of Louisiana, on July 17, 2019.

LAMAR ADVERTISING COMPANY

By:	/s/ Sean E. Reilly
Sean E. Reilly
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.